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                                                                     EXHIBIT 5.1



April 23, 1998


Integrated Circuit Systems, Inc.
2435 Boulevard of the Generals
Valley Forge, PA 19483-0968


Re:  Integrated Circuit Systems, Inc. Form S-8 Registration Statement
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Ladies and Gentlemen:

We have acted as counsel to Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration of up to 2,530,605 shares (the "Shares") of its Common Stock, no par value (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Company's 1997 Equity Compensation Plan (the "Plan") and pursuant to employment and compensation arrangements under private stock option agreements (the "Private Stock Option Agreements").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plan and the Private Stock Option Agreements, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Morgan, Lewis & Bockius LLP